Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Stellar Biotechnologies, Inc. of our report dated December 1, 2017 relating to the consolidated financial statements of Stellar Biotechnologies, Inc., and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

April 17, 2018